As filed with the Securities and Exchange Commission on February 3, 2025

Registration No. 333-06219

Registration No. 333-06233

Registration No. 333-72174

Registration No. 333-125089

Registration No. 333-181481

Registration No. 333-211507

Registration No. 333-231711

Registration No. 333-238555

Registration No. 333-279634

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO

FORM S-8 REGISTRATION STATEMENT NO. 333-06219

FORM S-8 REGISTRATION STATEMENT NO. 333-06233

FORM S-8 REGISTRATION STATEMENT NO. 333-72174

FORM S-8 REGISTRATION STATEMENT NO. 333-125089

FORM S-8 REGISTRATION STATEMENT NO. 333-181481

FORM S-8 REGISTRATION STATEMENT NO. 333-211507

FORM S-8 REGISTRATION STATEMENT NO. 333-231711

FORM S-8 REGISTRATION STATEMENT NO. 333-238555

FORM S-8 REGISTRATION STATEMENT NO. 333-279634

UNDER

THE SECURITIES ACT OF 1933

HEARTLAND FINANCIAL USA, INC.

(Exact name of registrant as specified in its charter)

Delaware		42-1405748
(State or other jurisdiction of incorporation or organization)		(I.R.S. Employer Identification Number)
1800 Larimer Street, Suite 1800 Denver, Colorado 80202
(Address, including zip code, of registrant’s principal executive offices)

Heartland Financial USA, Inc. Employee Stock Purchase Plan

Heartland Financial USA, Inc. 1993 Stock Option Plan

Heartland Financial USA, Inc. 2001 Director Short Term Stock Incentive Plan

Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan

Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan

Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan

Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan, as Amended and Restated

Heartland Financial USA, Inc. 2016 Employee Stock Purchase Plan

Heartland Financial USA, Inc. Deferred Compensation Plan

Heartland Financial USA, Inc. 2020 Long-Term Incentive Plan

Heartland Financial USA, Inc. 2024 Long-Term Incentive Plan

(Full titles of the plans)

Megan Mercer

Senior Vice President and Deputy General Counsel

UMB Financial Corporation

1010 Grand Avenue

Kansas City, Missouri 64106

(816) 860-7000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Lee Hochbaum, Esq.

Jennifer Conway, Esq.

Davis Polk & Wardell LLP

450 Lexington Avenue New York, New York 10017

(212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Heartland Financial USA, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission these post-effective amendments (the “Post-Effective Amendments”) to terminate all offerings under the following Registration Statements on Form S-8 (the “Registration Statements”) and to withdraw and deregister all shares of common stock, par value $1.00 per share, of the Registrant (the “Shares”), previously registered under the Registration Statements, together with any and all plan interests and other securities registered thereunder:

•	Registration Statement No. 333-06219, filed on June 18, 1996, relating to the registration of 200,000 Shares issuable under the Heartland Financial USA, Inc. Employee Stock Purchase Plan;

•	Registration Statement No. 333-06233, filed on June 18, 1996, relating to the registration of 600,000 Shares issuable under the Heartland Financial USA, Inc. 1993 Stock Option Plan;

•	Registration Statement No. 333-72174, filed on October 24, 2001, relating to the registration of 150,000 Shares issuable under the Heartland Financial USA, Inc. 2001 Director Short Term Stock Incentive Plan;

•	Registration Statement No. 333-125089, filed on May 20, 2005, relating to the registration of (a) 1,000,000 Shares issuable under the Heartland Financial USA, Inc. 2005 Long-Term Incentive Plan and (b) 500,00 Shares issuable under the Heartland Financial USA, Inc. 2006 Employee Stock Purchase Plan;

•	Registration Statement No. 333-181481, filed on May 17, 2012, relating to the registration of 500,000 Shares issuable under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan;

•	Registration Statement No. 333-211507, filed on May 20, 2016, relating to the registration of (a) 400,000 Shares issuable under the Heartland Financial USA, Inc. 2012 Long-Term Incentive Plan, as Amended and Restated and (b) 500,00 Shares issuable under the Heartland Financial USA, Inc. 2016 Employee Stock Purchase Plan;

•	Registration Statement No. 333-231711, filed on May 23, 2019, relating to the registration of the unsecured obligations of the Registrant to pay up to $40,000,000 of deferred compensation from time to time in the future in accordance with the terms of the Heartland Financial USA, Inc. Deferred Compensation Plan;

•	Registration Statement No. 333-238555, filed on May 21, 2020, relating to the registration of (a) 1,265,000 Shares that may be issued pursuant to the Heartland Financial USA, Inc. 2020 Long-Term Incentive Plan (the “2020 LTIP”) and (b) an additional 195,000 Shares that were available for issuance or subject to awards outstanding under prior stock incentive plans of the Registrant that may be reissued in connection with the new awards made pursuant to the 2020 LTIP; and

•	Registration Statement No. 333-279634, filed on May 22, 2024, relating to the registration of 1,000,000 Shares issuable under the Heartland Financial USA, Inc. 2024 Long-Term Incentive Plan.

On January 31, 2025, pursuant to the terms of the Agreement and Plan of Merger, dated as of April 28, 2024, by and among the Registrant, UMB Financial Corporation, a Missouri corporation (“UMB”) and Blue Sky Merger Sub Inc., a Delaware corporation and a direct, wholly owned subsidiary of UMB (“Merger Sub”), (a) Merger Sub merged with and into the Registrant (the “Merger”) with the Registrant being the surviving corporation (the “Surviving Entity”) and (b) immediately following the Merger and as part of a single, integrated transaction, the Surviving Entity merged with and into UMB (the “Second Step Merger” and, together with the Merger, the “Mergers”), with UMB being the surviving corporation.

As a result of the Mergers, the Registrant has terminated any and all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of these Post-Effective Amendments all such securities registered under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on this 3rd day of February, 2025.

UMB FINANCIAL CORPORATION, as successor by merger to HEARTLAND FINANCIAL USA, INC

By:	/s/ Ram Shankar
Name:	Ram Shankar
Title:	Chief Financial Officer

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.